Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods presented:
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


                                                   Three Months Ended            Six Months Ended
                                                   ------------------             ----------------
                                                  June 30,    June 30,         June 30,     June 30,
                                                    2009        2008             2009         2008
                                                    ----        ----             ----         ----
                                                               (Dollars in thousands)
Earnings before fixed charges:

     Income before income taxes                   $52,147     $50,144          $ 95,297     $ 83,670

     Interest and other debt expense               12,869      14,802            23,326       31,115

     Interest portion of rental expense                92         254               189          596
                                                  -------     -------          --------     --------

     Earnings before fixed charges                $65,108     $65,200          $118,812     $115,381
                                                  =======     =======          ========     ========

Fixed charges:

     Interest and other debt expense              $12,869     $14,802          $ 23,326     $ 31,115

     Interest portion of rental expense                92         254               189          596

     Capitalized interest                             (51)        533               171        1,221
                                                  -------     -------          --------     --------

     Total fixed charges                          $12,910     $15,589          $ 23,686     $ 32,932
                                                  =======     =======          ========     ========

Ratio of earnings to fixed charges                   5.04        4.18              5.02         3.50

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